SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  HemaSure Inc.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
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[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
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     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
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



                                  HEMASURE INC.
                                 140 Locke Drive
                        Marlborough, Massachusetts 01752

                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 15, 1997

         The 1997 Annual Meeting of Stockholders of HemaSure Inc. (the "Company") will be held at The Radisson Hotel, Marlborough, Massachusetts 01752, on Thursday, May 15, 1997 at 10:00 a.m., local time, to consider and act upon the following matters:

         1. To set the number of directors at five and to elect five directors to serve until the next Annual Meeting of Stockholders.

         2. To approve and adopt certain amendments to the Company's 1995 Employee Stock Option Plan.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on April 16, 1997 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's common stock, par value $.01 per share.

         All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors



                                            JAMES B. MURPHY, Secretary

Marlborough, Massachusetts
April 21, 1997







         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                  HEMASURE INC.
                                 140 Locke Drive
                        Marlborough, Massachusetts 01752

           Proxy Statement for the 1997 Annual Meeting of Stockholders

                           To Be Held on May 15, 1997

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HemaSure Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held on May 15, 1997 and at any adjournment or adjournments of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

         The Company's Annual Report for the year ended December 31, 1996, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission (the "Commission"), except for exhibits, is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 21, 1997.

Voting Securities and Votes Required

         On April 16, 1996, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 8,121,484 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote.

         Under the Company's Bylaws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Stockholders holding shares of Common Stock who are present in person or represented by proxy (including Stockholders who abstain from voting their shares or who do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

         The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the approval of each of the other matters to be voted upon.

         Stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non- votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

Stock Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information, as of January 31, 1997, with respect to any person (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors and nominees for director, the executive officers of the Company named in the Summary Compensation Table under the heading "Compensation of Executive Officers" below, and all of its directors and executive officers as a group. Such information, other than information with respect to the directors and officers of the Company, is based on a review of statements filed with the Commission pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act with respect to the Company's Common Stock. As of January 31, 1997, there were 8,106,324 shares of Common Stock outstanding.

         The number of shares of Common Stock beneficially owned by each director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The address for each person below, unless specified otherwise, is c/o HemaSure Inc., 140 Locke Drive, Marlborough, Massachusetts 01752.


                                                                      Shares of      Percentage of
                                                                    Common Stock       Common
                                                                    Beneficially        Stock
               Name and Address                                        Owned         Outstanding
               ---------------                                      ------------     -----------
Sepracor Inc.......................................................   3,000,000          37.01%
         111 Locke Drive
         Marlborough, MA 01752

Weiss, Peck & Greer, L.L.C.........................................     671,000          8.28
         One New York Plaza
         New York, NY 10004

Nicholas Madonia, Trustee(1).......................................     489,000          6.03
         Madonia, Pilles & Co., P.A.
         30 Outwater Lane
         Garfield, NJ  07026

Timothy J. Barberich...............................................      33,500            *

John F. McGuire(2).................................................           0            *

David S. Barlow(3).................................................       5,250            *

John T. Kimbell(3).................................................       5,250            *

Rolf S. Stutz(3)...................................................       8,250            *


                                                      -2-






James B. Murphy(4).................................................      19,290             *

John E. McCray(5)..................................................      37,100             *

Hans J. Heiniger, D.V.M., Ph.D(6)..................................      35,027             *

Philip M. Hampton..................................................       5,000             *

Eugene J. Zurlo(7)(8)..............................................     272,982            3.37
         107 Deer Grass Lane
         Concord, MA  01742

Steven H. Rouhandeh(8)(9)..........................................     182,500            2.25
         300 Park Avenue, 17th Floor
         New York, NY  10022

Jeffrey B. Davis(8)................................................           0             *
         300 Park Avenue, 17th Floor
         New York, NY  10022

Edward W. Kelly(8).................................................         221             *
         10 Half Mile Road
         Barrington, RI  02806

All directors and executive officers as a group                         604,370            7.46%
(13 persons)(10)...................................................

---------------
*        Represents holdings of less than one percent.

(1) Mr. Madonia is the trustee for three trusts (the "Trusts") which collectively hold 489,000 shares of Common Stock. In accordance with the terms of the Trusts' governing documents, Mr. Madonia has the sole power to vote and sole power to dispose of the shares of Common Stock held by the trustee. Each of the Trusts is a charitable remainder trust in accordance with the applicable rules and regulations of the Internal Revenue Code of 1986, as amended.
(2) Effective April 2, 1997, Mr. McGuire was appointed to serve as Chief Executive Officer, President and a director of the Company.
(3) Includes 5,250 shares of Common Stock which each of Messrs. Kimbell, Barlow and Stutz has the right to acquire within 60 days after January 31, 1997 upon exercise of outstanding stock options.
(4) Includes 19,200 shares of Common Stock which Mr. Murphy has the right to acquire within 60 days after January 31, 1997 upon exercise of outstanding stock options.
(5) Includes 16,000 shares of Common Stock which Mr. McCray has the right to acquire within 60 days after January 31, 1997 upon exercise of outstanding stock options.
(6) Includes 34,000 shares of Common Stock which Dr. Heiniger has the right to acquire within 60 days after January 31, 1997 upon exercise of outstanding stock options.

(7) Includes 250,500 shares of Common Stock which Mr. Zurlo has the right to acquire within 60 days after January 31, 1997 upon exercise of outstanding stock options.
(8) Effective April 2, 1997, each of Messrs. Zurlo, Rouhandeh, Davis, and Kelly were relieved of their duties as executive officers and employees of the Company.
(9) Represents shares of Common Stock which Mr. Rouhandeh has the right to acquire within 60 days after January 31, 1997 upon exercise of outstanding stock options.
(10) Includes an aggregate of 549,450 shares of Common Stock which all executive officers and directors have the right to acquire within 60 days after January 31, 1997 upon exercise of outstanding stock options.


                              ELECTION OF DIRECTORS

         The persons named in the enclosed proxy will vote to elect as directors the five nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as directors the nominees named below, each of whom is currently a member of the Board of Directors of the Company.

         Each director will be elected to hold office until the 1998 Annual Meeting of Stockholders and until his successor is duly elected and qualified. All of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

         There are no family relationships between or among any officers or directors of the Company.

         Set forth below are the name and age of each member of the Board of Directors, and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of January 31, 1997, appears above under the heading "Stock Ownership of Certain Beneficial Owners and Management."

         James L. Tullis, M.D. served as a director of the Company from January 1994 until his death in March 1996. The Board of Directors and management of HemaSure regret the loss of Dr. Tullis and are deeply grateful for his dedicated service as a member of the Board of Directors and for his lifelong contributions to making blood safer.

                              Nominees For Director

         Timothy J. Barberich, age 49, has served as Chairman of the Company since April 1997, as a director since the Company's organization in 1993 and was chairman of the Board of Directors from 1993 until March 1996. Mr. Barberich was a founder of Sepracor Inc. ("Sepracor"), a specialty pharmaceutical company, and has served as President, Chief Executive Officer and a director of Sepracor since 1984. Sepracor owns approximately 37% of the outstanding Common Stock of the Company. Mr. Barberich also serves as Chairman of the board of directors of BioSepra Inc. ("Biosepra"), a publicly traded subsidiary of Sepracor.

         David S. Barlow, age 40, has served as a director of the Company since January 1994. Mr. Barlow has been Executive Vice President and President, Pharmaceuticals Division of Sepracor since October 1995. From July 1993 to October 1995, Mr. Barlow held the position of Senior Vice President and General Manager of the Pharmaceuticals Division of Sepracor. From 1991 to 1993, he was president of the Business Group, a management consulting firm. Previously, he was Vice President, Worldwide Marketing and Business Development of Armour Pharmaceutical Company, a subsidiary of Rhone-Poulenc Rorer, from 1988 to 1991. Prior to that time, he was associated with Pfizer Inc. and Ares-Serono, Inc. in various business planning and marketing positions.

         John T. Kimbell, age 71, has served as a director of the Company since January 1994. Mr. Kimbell has been an independent business consultant since 1975. From 1959 to January 1975, he was employed by Baxter Healthcare Corporation in a series of executive positions. most recently serving as President and Vice Chairman. Prior to that time, Mr. Kimbell was with Johnson & Johnson for ten years.

         Rolf S. Stutz, age 47, has served as a director of the Company since January 1994. Mr. Stutz has been Chairman (since June 1996) and Chief Executive Officer (since 1983) of Zoll Medical Corporation ("Zoll"), a manufacturer of cardiovascular monitoring and treatment equipment. He served previously as President of Zoll from 1983 to June 1996. From 1979 to 1983, Mr. Stutz held a variety of domestic and international management positions with Millipore Corporation. Mr. Stutz is also a director of Cambridge Heart, Inc., a corporation engaged in the research, development, and commercialization of products for non-invasive diagnosis of cardiac disease.

         John F. McGuire, age 50, has served as Chief Executive Officer and a director of the Company since April 1997. Prior to that time, Mr. McGuire served as Vice President and General Manager of Johnson & Johnson's ("J&J") Ortho Diagnostic Systems Blood Bank Business Unit since January 1996. From March 1995 to January 1996, Mr. McGuire held the position of Vice President, Sales & Marketing, North America for J&J. From August 1990 to March 1995, Mr. McGuire served as Managing Director of Ortho Diagnostic Systems, U.K. and Belgium for J&J. From September 1988 to August 1990, Mr. McGuire held the position of Marketing Director for the AIDS and Hepatitis Business Unit of J&J. From 1977 to 1988, Mr. McGuire held various management positions at E.I. DuPont De Nemours & Company, the last of which was National Sales Manager, AIDS & Hepatitis Business. Mr. McGuire is a member of the Board of Trustees of the National Blood Foundation and serves on the boards of directors of multiple community organizations.

Board and Committee Meetings

         The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent accountants and the Board of Directors. The Audit Committee has responsibility for recommending the appointment of the Company's independent accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. The Audit Committee did not meet in 1996. In 1996, the members of the Audit Committee were Mr. Kimbell and Dr. Tullis until March 1996, and Messrs.
Kimbell and Hampton from June 25, 1996 through December 31, 1996.

         The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board of Directors regarding compensation programs of the Company. The Compensation Committee is responsible for establishing and modifying the compensation of all corporate officers of the Company, adoption and amendment of all stock option and other employee benefit plans, and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee did not meet during 1996. In 1996, the members of the Compensation Committee were Messrs. Kimbell and Stutz. See "Report of the Compensation Committee" below.

         The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

         The Board of Directors held five meetings during 1996. Each director, other than Messrs. Hampton and Tullis who are addressed below, attended at least 75% of the total number of meetings (including consents in lieu of meetings) of the Board of Directors. Messrs. Hampton and Tullis attended at least 75% of the total number of meetings (including consents in lieu of meetings) of the Board of Directors which took place during the period of their respective directorships. Mr. Stutz failed to file timely a Form 4 report as required under
Section 16(a) of the Exchange Act. Mr. Hampton failed to file a Form 3 report and to file timely a Form 5 report as required under Section 16(a) of the Exchange Act.

Compensation for Directors

         Directors who are neither officers nor employees of the Company or of any subsidiary of the Company (the "Outside Directors") receive $1,000 for each meeting of the Board they attend and are entitled to participate in the Company's 1994 Director Stock Option Plan (the "Director Option Plan"), provided that Mr. Barberich and Mr. Barlow do not receive compensation for attendance at meetings of the Board. Directors who are officers or employees of the Company do not receive any additional compensation for their services as directors. On January 5, 1994, options to purchase an aggregate of 75,000 shares of Common Stock at an exercise price of $2.00 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, 45,000 shares, and Mr. Barlow, Mr. Kimbell and Mr. Stutz, 7,500 shares each. On May 17, 1995, options to purchase 1,500 shares of Common Stock at an exercise price of $5.50 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Kimbell and Mr. Stutz. On February 15, 1996, options to purchase 18,750 shares of Common Stock at an exercise price of $12.375 per share were granted under the 1994 Stock Option Plan to Mr. Barberich. On May 16, 1996, options to purchase an aggregate of 39,000 shares of Common Stock at an exercise price of $16.25 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Kimbell, and Mr. Stutz, 9,750 shares each.

Compensation of Executive Officers

         Summary Compensation Table. The following table sets forth certain information with respect to the annual and long-term compensation for the last two fiscal years of the Company's President and Chief Executive Officer and the Company's other executive officers whose total annual salary and bonus for 1996 exceeded $100,000 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                                    Long-Term
                                                                                                  Compensation
                                               Annual Compensation                                  Awards
                                   --------------------------------------------------------    -----------------
                                                                                                   Securities              All
                                                                               Other Annual        Underlying             Other
                                                                               Compensation       Options/SARs        Compensation
   Name and Principal Position     Year         Salary ($)     Bonus($)           ($)(1)              ($)                   ($)(2)
   ---------------------------     ----         ----------     --------          --------         ------------        ------------
Eugene J. Zurlo.................   1996         $215,569            0                0              480,000             $2,673
    Chairman (3)(4)                1995          154,308       50,000                0              120,000              2,534
                                   1994          112,500       50,000                0              150,000                900

Steven H. Rouhandeh (3)(5)......   1996         $194,157            0                0              480,000               $266
    President and                  1995          144,629       50,000                0              150,000                198
    Chief Executive Officer        1994                -            -                -                    -                  -

Jeffrey B. Davis (3)(6).........   1996         $116,713            0                0              150,000               $255
    Senior Vice President          1995                -            -                -                    -                  -
    Chief Financial Officer        1994                -            -                -                    -                  -

Edward W. Kelly (3).............   1996         $106,057            -                0               45,000             $2,036
    Senior Vice President          1995                -            -                -                    -                  -
    Chief Operating Officer        1994                -            -                -                    -                  -

James B. Murphy.................   1996         $112,926            0                0               30,000               $247
    Senior Vice President          1995           93,013       20,000                0               12,000                203
    Finance and Administration     1994           58,604            0                0               18,000                162


John E. McCray..................   1996          $75,806            0                0               15,000               $393
    Senior Vice President,         1995          147,758            0                0               24,500                765
    Business Development           1994           76,500            0         7,676(7)               40,500                230

Hans J. Heiniger................   1996         $131,052            0                0               35,000             $2,385
    Executive Vice President,      1995          111,900            0                0               35,000              2,036
    Chief Scientific Officer       1994           64,000            0                0               30,000                746

-------------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted if such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total salary and bonus for the Named Executive Officer.
(2) Represents the taxable portion of group life insurance paid by the Company.
(3) Effective April 2, 1997, Messrs. Zurlo, Rouhandeh, Davis, and Kelly were relieved of their duties as executive officers and employees of the Company, and, in connection therewith, all unvested options previously granted to such persons, aggregating 499,500, 447,500, 150,000, and 45,000, respectively, expired by their terms.
(4) Effective February 16, 1996, Mr. Zurlo was appointed Chairman of the Company (see footnote (3)).
(5) Effective December 5, 1996, Mr. Rouhandeh succeeded Mr. Zurlo as President and Chief Executive Officer of the Company
         (see footnote (3)).
(6) Effective June 1996, Mr. Davis was appointed to serve as Senior Vice President and Chief Financial Officer of the Company
         (see footnote (3)).
(7)      Represents reimbursed relocation expenses.

         Option Grant Table. The following table sets forth certain information regarding options granted during the year ended December 31, 1996 by the Company to the Named Executive Officers.

                                            OPTION/SAR GRANTS IN LAST YEAR


                                Individual Grants
                                -----------------
                                          Percent of                    Market
                                             Total                     Price of
                            Number of      Options/                   Securities
                           Securities        SARs        Exercise     Underlying                 Potential Realizable Value
                           Underlying     Granted to        or         Options/                  at Assumed Annual Rates of
                          Options/SARs   Employees In      Base          SARs                     Stock Price Appreciation
                             Granted        Fiscal         Price       On Grant     Expiration       For Option Term(2)
          Name               (#)(1)          Year         ($/sh)         Date          Date          5%($)        10%($)
------------------------- -------------  ------------- ------------ -------------- ------------  -----------     ----------
*Eugene J. Zurlo(3)(4)...         6,140        .44          $12.38      $12.38     2/15/06        $   47,785     $  121,097
                                150,000      10.67           12.38       12.38     2/15/06         1,167,386      2,958,384
                                323,860      23.04           12.38       12.38     2/15/06         2,520,463      6,387,349

*Steven H. Rouhandeh(3)(4)      480,000      34.15           12.38       12.38     2/15/06         3,735,634      9,466,830

*Jeffrey B. Davis(3)(4)..       150,000      10.67           14.38       14.38     6/24/06         1,356,054      3,436,507

Edward W. Kelly(3).......        45,000       3.20           14.38       14.38     6/24/06           406,816      1,030,952

James B. Murphy..........        30,000       2.13           12.38       12.38     2/15/06           233,477        591,677


John E. McCray...........        15,000       1.07           12.38       12.38     2/15/06           116,739        295,838

Hans J. Heiniger.........        35,000       2.49           12.38       12.38     2/15/06           272,390        690,290

---------------
(1) Options vest in five equal annual installments beginning on the first anniversary of the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for options if exercised and sold at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options are granted. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock on the date on which the options are sold.

(3) Effective April 2, 1997, each of Messrs. Zurlo, Rouhandeh, Davis, and Kelly were relieved of their duties as executive officers and employees of the Company, and, in connection therewith, all options previously granted to such persons in 1996 expired by their terms.

(4) 150,000 shares of each of Messrs. Zurlo and Rouhandeh's option grant and 50,000 shares of the option grant to Mr. Davis are "Special Options" which had special acceleration provisions (see footnote (3)). See "Certain Relationships and Related Transactions."

         Year-End Option Table. The following table sets forth certain information regarding options held as of December 31, 1996 by the Named Executive Officers. Other than John E. McCray, no Named Executive Officer exercised stock options in 1996.

                AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND
                           YEAR-END OPTION/SAR VALUES


                                                                                Number of
                                                                               Securities
                                                                               Underlying            Value of Unexercised
                                                                               Unexercised               In-The-Money
                                                                             Options/SARs at            Options/SARs at
                                                                           Fiscal Year-End (#)     Fiscal Year-End ($)(1)(2)
                                                                           ------------------    -------------------------------
                                             Shares
                                           Acquired on       Value            Exercisable/               Exercisable/
                 Name                     Exercise (#)     Realized ($)     Unexercisable(2)             Unexercisable
---------------------------------------  --------------   --------------   -------------------   -------------------------------
Eugene J. Zurlo(2).....................                                      84,000/666,000               $324,000/$658,500

Steven H. Rouhandeh(2).................                                      70,000/560,000               $210,000/240,000

Jeffrey B. Davis(2)....................                                         0/150,000                     0/0

John E. McCray.........................      21,100           $246,125          0/58,900                   0/103,275

Hans J. Heiniger.......................                                       19,000/81,000                56,750/99,500

James B. Murphy........................                                       9,600/50,400                 30,600/45,900


Edward W. Kelly(2).....................                                         0/45,000                      0/0

---------------
(1) Value is based on the closing sales price of the Company's Common Stock on December 31, 1996 ($6.25), the last trading day of the Company's 1996 fiscal year, less the applicable option exercise price.

(2) Effective April 2, 1997, each of Messrs. Zurlo, Rouhandeh, Davis, and Kelly were relieved of their duties as executive officers and employees of the Company, and, in connection therewith, all unvested options previously granted to such persons, aggregating 499,500, 447,500, 150,000, and 45,000, respectively, expired by their terms.

Report of the Compensation Committee

         The Compensation Committee of the Board of Directors, which is currently comprised of two non-employee directors, John T. Kimbell and Rolf S. Stutz, is responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors. The Compensation Committee sets the compensation for executive officers and establishes compensation policies for the Company's Chief Executive Officer and the other executive officers of the Company. All decisions by the Compensation Committee are reviewed by the Board of Directors.

         The Company's executive compensation program is designed to promote the achievement of the Company's business goals, and, thereby, to maximize corporate performance and stockholder returns. Executive compensation consists of a combination of base salary and stock-based incentives. The Compensation Committee considers stock incentives to be a critical component of an executive's compensation package in order to help align executive interests with stockholder interests.

Compensation Philosophy

         The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

         o         Competitive and Fair Compensation

                  The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company compares its compensation practices with those of other companies in the industry and sets its compensation guidelines based on this review. The Company believes compensation for its executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses and of comparable size and success. The Company also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the organization.

         o         Sustained Performance

                  Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, timely development and commercial introduction of new processes and products, establishment of strategic licensing and development alliances with third parties and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

         In evaluating each executive officer's performance, the Company generally conforms to the following process:

         o Company and individual goals and objectives are set at the beginning of the performance cycle.

         o At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his contributions to the Company are evaluated.

         o The executive's performance is then compared with peers within the Company and the results are communicated to the executive.

         o The comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary and stock compensation levels.

         Annual compensation for the Company's executives generally consists of two elements: salary and stock options. From time to time, the Committee may consider payment of cash bonuses based upon performance in a particular year.

         The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his area of responsibility, and may include achievement of the operating budget for the Company as a whole or of a business group of the Company, continued innovation in development and commercialization of the Company's technology and products, timely development and commercial introduction of new products or processes, implementation of financing strategies and establishment of strategic licensing and development alliances with third parties. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. The Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

         Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program is designed to promote the identity of long-term interests between the Company's employees and its shareholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with the Company and his contributions to the Company, including his success in achieving the individual performance criteria described above. The option program generally uses a five-year vesting period to encourage key employees to continue in the employ of the Company. All stock options granted to executive officers in 1996 were granted at fair market value on the date of grant. During 1996, all executive officers received options to purchase an aggregate of 1,235,000 shares of Common Stock, at a weighted average exercise price of $12.69 per share.

         Executive officers are also eligible to participate in the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is available to virtually all employees of the Company and generally permits participants to purchase shares of Common Stock at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

         Base Salaries

         Base salaries paid to the Named Executive Officers in 1996 were set forth in their respective employment agreements, except that, effective February 16, 1996 (the date Mr. Zurlo was appointed Chairman of the Company and resigned as President and Chief Executive Officer of the Company), Mr. Zurlo's base salary was reduced by 50%, consistent with the reduction of his duties. The employment agreements with the Named Executive Officers are described more fully under "Certain Relationship and Related Transactions." The base salaries of executives without employment agreements have been set by reviewing compensation for competitive positions in the market and the historical compensation levels of such executives.

         Annual Bonus

         Mr. Zurlo and Mr. Rouhandeh each received bonuses of $50,000 in 1996 in respect of the Company's 1995 fiscal year and the achievement of certain performance related goals which were established in 1995, consistent with the terms of their respective employment agreements. No executive officer received a bonus in respect of the Company's 1996 fiscal year due to the failure to achieve certain performance related goals which were established in 1996.

         Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers (which currently consists of stock option grants and performance based bonuses described above) in a manner that complies with the new statute to mitigate any disallowance of deductions.

                                            Compensation Committee

                                            John T. Kimbell
                                            Rolf S. Stutz

Compensation Committee Interlocks and Insider Participation

         The current members of the Compensation Committee are Messrs. Kimbell and Stutz. Neither member of the Compensation Committee was at any time during 1996, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

         No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

Comparative Stock Performance

         The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from April 7, 1994 through the year ended December 31, 1996 with the cumulative total return on (i) the CRSP Total Return Index for The Nasdaq Stock Market (the "Nasdaq Composite Index"), and (ii) the Nasdaq Pharmaceutical Index (assuming the investment of $100 in the Company's Common Stock (at the initial public offering price), the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index on April 7, 1994 and reinvestment of all dividends).

         Measurement points are on April 7, 1994 and the last trading day of the years ended December 31, 1994, December 31, 1995 and December 31, 1996. Prior to April 7, 1994, the Company's Common Stock was not registered under the Exchange Act.


                                PERFORMANCE GRAPH

                           4/7/94      12/31/94       12/31/95       12/31/96
HemaSure Inc.                $100        $ 46           $182           $ 89
Nasdaq Composite Index        100         103            145            179
Nasdaq Pharmaceutical Index   100          92            169            169


Certain Relationships and Related Transactions

         Sepracor. The Company was organized in December 1993 as a subsidiary of Sepracor. Effective January 1, 1994, Sepracor transferred its blood filtration and membrane filter design business to the Company in exchange for 3,000,000 shares of Common Stock. Sepracor currently owns approximately 37% of the Company's outstanding Common Stock. Messrs. Barberich and Barlow, directors of the Company, are President and Chief Executive Officer and Executive Vice President and President, Pharmaceuticals Division, respectively, of Sepracor.

         Employment Agreements. Effective April 2, 1997, Messrs. Zurlo, Rouhandeh, Davis, and Kelly were relieved of their duties as executive officers and employees of the Company. The Company has initiated discussions with such executive officers regarding severance arrangements. On February 16, 1996, the Company entered into employment agreements with Mr. Zurlo and Mr. Rouhandeh (collectively, the "Officers") which provided that Mr. Zurlo serve as Chairman and Chief Executive Officer and Mr. Rouhandeh serve as Executive Vice President of the Company. The term of each employment agreement was from February 16, 1996 through February 16, 1999, subject to automatic renewal, unless ninety days prior written notice is provided. The employment agreements established a base salary of $225,000 per year for Mr. Zurlo and $200,000 per year for Mr. Rouhandeh, subject to annual increases as determined by the Board of Directors. Under each agreement, such Officers were entitled to receive an annual bonus as determined by the Board of Directors which would have equalled a minimum of $50,000 for the achievement of predetermined goals. Upon execution of the employment agreements, each Officer received options to purchase an aggregate of 480,000 shares of Common Stock (subject to the approval by the stockholders of the amendments to the Option Plan described herein), at an exercise price of $12.375 per share (the closing price of the Company's Common Stock on February 15, 1996), of which options to purchase 330,000 shares vest in four equal annual installments and options to purchase 150,000 shares vest after ten years, subject to acceleration based upon the achievement of certain milestones set forth in the employment agreements (the "Special Options"). In the event of a change in control of the Company, all options other than Special Options vest immediately and each Officer is entitled to receive all compensation owed for the balance of the employment agreement (or 299% of such Officer's annual compensation for the immediately preceding calendar year, whichever is greater). Special Options shall vest immediately in the event of a change in control in which stockholders of the Company receive in excess of a fixed dollar amount per share of Common Stock. Finally, if either Officer is terminated without cause, he will be entitled to receive an amount equal to 100% of his annual compensation for the immediately preceding year, whether or not services are performed.

         On April 22, 1996, the Company entered into an employment agreement with Mr. Kelly which provided that Mr. Kelly serve as president of the Company's medical devices division. The employment agreement established a base salary of $160,000 per year and provided for a bonus of 20% of Mr. Kelly's base salary and an additional bonus of up to 10% of Mr. Kelly's base salary for the achievement of certain predetermined goals. Upon execution of his employment agreement, Mr. Kelly received options to purchase an aggregate of up to 45,000 shares of Common Stock, at an exercise price equal to $14.375, vesting in equal installments over a period of five years from the date of grant.

         On May 23, 1996, the Company entered into an employment agreement with Mr. Davis which provided that Mr. Davis serve as Senior Vice President and Chief Financial Officer of the Company. The employment agreement established a base salary of $165,000 per year, subject to annual increases each year as determined by the Board of Directors. Mr. Davis received a signing bonus of $25,000 and his employment agreement provided for the payment of an annual bonus as determined by the Board of Directors, which was targeted at $50,000 for the achievement of predetermined goals. Upon execution of his employment agreement, Mr. Davis received options to purchase an aggregate of up to 150,000 shares of Common Stock at an exercise price of $14.375 per share, of which options to purchase 100,000 shares vest in equal installments over a period of five years from the date of grant and the right to purchase 50,000 Special Options at the same exercise price as determined above. In the event of a change in control of the Company or termination other than for cause, all options, other than Special Options, vest immediately and Mr. Davis is entitled to receive 200% of his annualized cash compensation, whether or not services are performed.

           APPROVAL OF AMENDMENTS TO 1995 EMPLOYEE STOCK PURCHASE PLAN

         On April 16, 1997, the Company's Board of Directors adopted, subject to stockholder approval, amendments to the Company's Purchase Plan to (i) provide for four additional semi-annual offerings of one-fourth of the number of shares of Common Stock of the Company remaining under the Purchase Plan following the last offering currently permitted under such Purchase Plan, and (ii) modify the Purchase Plan to reflect recent changes in applicable laws (as so amended, the "Amended Purchase Plan"). The Board of Directors believes that it is in the best interest of the Company to continue to encourage stock ownership by employees of the Company. A copy of the Amended Purchase Plan may be obtained from the Company by contacting James B. Murphy, Senior Vice President Finance and Administration, 140 Locke Drive, Marlborough, Massachusetts 01752.

Description of the Offering Periods

         Under the Purchase Plan, the fourth and final offering period during which employees may purchase shares of Common Stock is scheduled to expire on May 31, 1997. As of such date, the Company expects that approximately 60,000 of the original 100,000 shares authorized under the Purchase Plan will remain unpurchased. The Amended Purchase Plan will provide for four additional semi-annual offerings of one-fourth of the number of shares of Common Stock remaining under the Purchase Plan (e.g., 15,000 shares per offering period). No additional shares will be included in the Amended Purchase Plan. The offering periods shall be June 1 to the next succeeding November 30, and December 1 to the next succeeding May 31, beginning June 1, 1997. The number of shares available for any offering may be increased by the shares, if any, which were made available but not purchased during prior offerings under the Purchase Plan. Thereafter, the Board may, but is not obligated to, continue offerings under the Amended Purchase Plan of shares still remaining thereunder.

         During each offering period, the maximum number of shares which may be purchased by an employee is determined on the first day of the offering period under a formula whereby 85% of the market value of the share of Common Stock on the first day of the offering period is divided into an amount equal to 6% of the employee's annualized regular salary. An employee may elect to have up to a maximum of 10% deducted from his or her regular salary for this purpose. The price at which the employee's option is exercised is the lower of (a) 85% of the closing price of the Common Stock as quoted on the Nasdaq Stock Market on the day that the offering commences, or (b) 85% of the closing price of the Common Stock as quoted on the Nasdaq Stock Market on the day that the offering terminates.

Recent Changes in Applicable Laws

         The Amended Purchase Plan eliminates certain provisions in the Purchase Plan which previously were required by Section 16 of the Exchange Act prior to the amendment of Section 16, effective August 15, 1996. Pursuant to the Amended Purchase Plan and consistent with Section 16 under the Exchange Act, directors and officers who determine to reverse a prior determination to participate in any one offering period may now participate in the next succeeding offering period. Under the Purchase Plan, such persons were required to cease participation in the Purchase Plan for a six month period under such circumstances. In addition, the Amended Purchase Plan reflects the elimination of the shareholder approval requirement for certain tax conditioned plans, including the Amended Purchase Plan. However, the Amended Purchase Plan continues to be subject to the shareholder approval requirements of the Code.

Eligibility

         With certain limited exceptions in the case of employees already holding a significant amount of Common Stock, each employee of the Company as of the date an offering commences and who ordinarily works 20 or more hours per week and more than five months per year is eligible to participate in the Purchase Plan. As of April 14, 1997, approximately 55 employees were eligible to participate in the Purchase Plan.

Administration

         Because option grants under the Amended Purchase Plan will be at the election of each officer or employee, the benefits to be received by any particular current executive officer, by all current executive officers as a group, or by non-executive officer employees as a group cannot be determined by the Company at this time. Directors who are neither officers nor employees of the Company are not eligible to participate in the Amended Purchase Plan.

Federal Income Tax Consequences

         The Amended Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code, which provides that an employee does not have to pay any federal income tax when such employee joins the Amended Purchase Plan, or when an offering period ends and such employee receives shares of the Company's Common Stock. The employee is, however, required to pay a federal income tax on the difference, if any, between the price at which he sells the shares and the price he or she paid for them.

         If an employee has owned shares for more than one year and disposes of them at least two years after the date an offering period commenced, he will be taxed as described below. If the market price of the shares on the date they are sold is less than the price paid for the shares under the Amended Purchase Plan, the employee will incur a long term capital loss in the amount equal to the price paid over the sale price. If the sale price is higher than the price paid under the Purchase Plan, such employee will have to recognize ordinary income in an amount equal to the lesser of (i) the market price of the shares on the date the offering commenced over the price paid; or (ii) the excess of the sale price over the price paid. Any further gain is treated as long-term capital gain. Except as set forth below, the Company will generally not be entitled to a tax deduction upon the purchase or sale of shares under the Amended Purchase Plan. If the employee sells the shares before he or she has owned them for more than one year or before the expiration of a two-year period commencing on the date the offering period commenced, the employee will have to recognize ordinary income in the amount of the difference between the option price and the market price of the shares on the date of purchase and the Company will receive an expense deduction for the same amount. The employee will recognize a capital gain or loss for the difference between the sale price and the market price on the date of purchase. The gain or loss will be long-term if the employee owned the shares for more than one year.

Board Recommendation

         The Board of Directors believes the Amended Purchase Plan is in the best interests of the Company and its stockholders and therefore recommends a vote FOR this proposal.

                             INDEPENDENT ACCOUNTANTS

          Coopers & Lybrand L.L.P. is currently serving as the Company's independent accountants. Coopers & Lybrand L.L.P. has served as the Company's independent accountants since 1993. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

         All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Deadline For Submission of Stockholder Proposals for the 1998 Annual Meeting

         Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Marlborough, Massachusetts not later than December 22, 1997 for inclusion in the proxy statement for that meeting.

                                            By Order of the Board of Directors



                                            JAMES B. MURPHY
                                            Secretary


April 21, 1997




         THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.